Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:19 PM 02/08/2016
FILED 02:20 PM 02/08/2016
SR 20160660032 - File Number 783047

Certificate of Designations, Preferences

and Rights of Series A Preferred Stock

of

Texas Wyoming Drilling, Inc.

TEXAS WYOMING DRILLING, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, by and through its duly authorized Secretary, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and pursuant to section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly adopted the following resolution effective as of December 12, 2014, which resolution remain in full force and effect as of the date hereof:

WHEREAS, pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and pursuant of Section 151 of the General Corporation Law of the State of Delaware, effective as of December 12, 2014, the Board of Directors of the Corporation created authorized and provided for the issuance of a series of shares of preferred stock, par value $0.0001 per share, of the Corporation, consisting of Two Hundred Fifty (250) shares designated as Series A Preferred Stock and to further designate and establish the voting powers, limitations, rights and preferences with respect thereto, as set forth herein.

NOW THEREFOR BE IT RESOLVED that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of Corporation and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors hereby amends the Certificate of Incorporation by amending Article 4 of the Certificate of Incorporation and Designating a singles series of Preferred Stock out of the Authorized but Undesignated Shares of Preferred Stock as follows:

FIRST RESOLUTION:

Designation. The Two Hundred Fifty (250) shares of the Corporation’s authorized but undesignated shares of Preferred Stock is hereby designated as Series A Preferred Stock (the “Series A Preferred Stock”), par value $0.0001 per share, and such shares are hereby designated as such and each share shall have the following voting powers, limitations, rights and preferences:

The right to vote on all matters coming to the shareholders with each share casting a vote equal to the quotient of the sum of all outstanding shares of common stock divided by 0.99. The Series A Preferred Stock shall have no other rights or preferences.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by, its President, effective as of the 26th day of December, 2015.

TEXAS WYOMING DRILLING, INC.

By:	/s/ Margaret Cadena
Name: Margaret Cadena
Title: President